FACTORING AGREEMENT
                                       for

                              UNZIPPED APPAREL LLC

         THIS FACTORING AGREEMENT (this "Agreement"), made and executed this 25th day of February, 2003, by and between UNZIPPED APPAREL LLC, a Delaware limited liability company (the "Client"); and GE CAPITAL COMMERCIAL SERVICES, INC. (the "Factor").


         1. Sale and Purchase of Accounts Receivable. Client hereby sells and assigns to Factor, and Factor hereby purchases from Client, all of Client's accounts receivable arising from Client's sales of merchandise or rendition of services to customers including, without limitation, all such sales or services arising under any trade names or through any division or selling agent of Client (collectively, the "Accounts Receivable" and individually, an "Account Receivable"). The assignment of Accounts Receivable to Factor vests in Factor all of Client's rights, securities, guaranties and liens with respect to each Account Receivable, including all rights of stoppage in transit, replevin, reclamation, and all claims of lien filed by Client or held by Client on personal property, and all rights and interest in the merchandise sold, and all of Client's defenses and rights of offset with respect to any payments received by Factor on Accounts Receivable, but Factor shall not be obligated to, and shall not be liable for, exercising or refusing to exercise any rights granted to Factor hereby.

         2. Single Order Credit Approvals. Except as set forth in Section 3 below, all orders from customers including the amount and terms of each proposed sale or service to such customers shall be submitted by Client to Factor for prior written approval (a "Single Order Approval") in advance of such sale or service, which Single Order Approval may be granted or withheld at Factor's sole discretion. Each Single Order Approval is subject to withdrawal either orally or in writing at any time prior to delivery of merchandise or rendition of services, and shall be deemed no longer effective if Client fails to deliver such merchandise or render such services within thirty (30) days after the date specified for such delivery or rendition on the terms of sale submitted to Factor for its approval, or within thirty (30) days from the date of Factor's approval if no delivery or rendition date has been specified. Each Account Receivable first approved by Factor in writing as to credit risk and terms of sale shall be herein referred to as a "Factor Risk Account Receivable". Any Account Receivable not approved by Factor as to credit risk or terms of sale shall be herein referred to as a "Client Risk Account Receivable". All requests for Single Order Approvals must be submitted to Factor via Factor's internet customer service web site (GECCS.com). Factor will charge a two dollar ($2) manual processing fee for each Single Order Approval request submitted via other means (e.g., telephone or fax).

         3. Credit Line Approvals. Submission of orders for Factor's prior written approval shall not be required with regard to a sale made by Client in compliance with any customer credit line which may from time to time be issued in writing to Client by Factor in its sole discretion (a "Credit Line"), provided that shipments are made prior to the expiration date of the Credit Line approval. Any customer Credit Line issued by Factor may be amended or withdrawn by Factor in whole or in part at any time and for any reason without advance notice, but such withdrawal shall not reduce or negate Factor's liability with respect to Accounts Receivable for goods delivered or services rendered prior to withdrawal. The amount of all Accounts Receivable of each customer shall, in the order in which they have arisen, be treated as Factor Risk Accounts Receivable up to the limit of the Credit Line in effect for such customer from time to time. So long as Factor has not withdrawn a Credit Line as to a particular customer, and so long as no Insolvency Event (defined in Section 10 below) has occurred with respect to such customer, when Factor (a) receives payment in collected funds from such customer, or (b) issues a credit to such customer, in either case with respect to existing Factor Risk Accounts Receivable, then additional Accounts Receivable which were not originally treated as Factor Risk Accounts Receivable because they were in excess of the customer Credit Line shall become Factor Risk Accounts Receivable in the order in which they were created, up to the maximum amount of such customer Credit Line. Factor's Credit Line with respect to any particular customer shall be automatically suspended if the aggregate Client Risk Accounts Receivable owing from such customer exceed fifty percent (50%) of Factor's established Credit Line, and all payments received from such customer after such suspension shall be first applied to any outstanding Factor Risk Accounts Receivable. The decision to grant or withdraw any Single Order Approval or Credit Line shall at all times be in Factor's sole discretion, and Factor shall not be liable to Client in any respect for damages or otherwise because of any such credit decisions.

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

         4. Purchase Price. The purchase price of each Account Receivable (the "Purchase Price") is the gross amount of the Account Receivable, less any discounts made available or extended to the customer (which shall be computed on the shortest or longest terms, in Factor's discretion, where optional terms are given), returns and allowances of any nature, and Factor's commission. After purchase of an Account Receivable by Factor, a discount, credit, unidentifiable payment or allowance may be claimed solely by the customer, and if not so claimed, such discount, credit, payment or allowance shall, to the extent permissible under applicable law, be the property of Factor, provided, however, that from time to time, but not later than December 31 of each calendar year, Factor will credit Client with 50% of all unapplied cash resulting from unclaimed discounts, provided, further, however, if a customer purports that a discount was applied in error resulting in a customer overpayment and Factor subsequently either repays monies to customer or customer takes a discount against other Accounts Receivable in an effort to recoup an alleged overpayment, Client agrees to indemnify Factor for 50% of such repayment of further discount.

         5. Client Reserve Account. (a) Factor shall establish on its books in Client's name a reserve account (the "Reserve Account") and an account that reflects at any time the aggregate outstanding unpaid Accounts Receivable that have been purchased by Factor (the "Unpaid Receivables Account"). Upon the purchase and sale of each Account Receivable Factor shall credit both the Reserve Account and the Unpaid Receivables Account with the Purchase Price of such Account Receivable. Factor shall debit the Reserve Account with any and all disbursements (including advances) made to Client or on its behalf, as well as all credits, discounts available to Client's customers, factoring charges, interest, bank wire transfer fees and any other amounts chargeable to Client under this Agreement or any supplement hereto or any other agreement between Client and Factor. Factor shall reduce the balance of the Unpaid Receivables Account (i) upon actual collection or, with respect to past due Factor Risk Accounts Receivable, deemed collection of the Purchase Price of each Account Receivable in accordance with the provisions of Section 10 of this Agreement, or
(ii) if applicable, upon the charge back by Factor of the Account Receivable to Client.

                  (b) Client shall pay to Factor a one-time set-up and integration fee of Two Thousand Five Hundred Dollars ($2,500) for setting the Client up in Factor's system (including the establishment of the Reserve Account). Such set-up and integration fee shall also cover the initial addition of Client's customer base to Factor's computer system and the further introduction of any new customers for a period of six (6) months from the Effective Date of this Agreement. Client shall pay to Factor a monthly fee in the amount of One Thousand Dollars ($1,000) on account of (i) Client's requests that Factor add additional customers to the system, and (ii) Client's requests that Factor change the selling terms to a customer in Factor's system. Factor shall furnish Client with advices of all credits and debits to the Reserve Account. Factor shall furnish Client with a monthly statement of its Reserve Account. Each such statement rendered by Factor shall be deemed correct and conclusively binding unless Factor is notified by Client in writing by certified mail, return receipt requested, within thirty (30) days after the date of the rendering of such statement. In the event a timely objection is properly made, only the items expressly objected to by Client in writing shall be deemed by Factor to be disputed.

         6. Remittance of Funds to Client. At least once each week, and more frequently if requested by Client, Factor shall disburse to Client the amount (if any) by which the balance of the Reserve Account exceeds the balance of the Unpaid Receivables Account. All Obligations (as defined in Section 8 below) may be charged to the Reserve Account when due. As goods are shipped and Accounts Receivable evidenced by invoices and shipping documents arise, Factor may, in its sole discretion, from time to time at Client's request make advances to Client up to an aggregate principal amount outstanding at any one time equal to eighty-five percent (85%) (the "Advance Rate") of the Purchase Price of Factor Risk Accounts Receivable outstanding and unpaid at such time; provided, however, that under no circumstances shall advances be made against Accounts Receivable at any time to the extent that the aggregate amount of all of the Accounts Receivable from a single customer exceeds thirty percent (30%) of all Client's Accounts Receivable. In no event without Factor's express written approval shall an advance be made or (if applicable) a letter of credit be issued if such advance or issuance would cause the sum of (a) Funds Employed (defined in Section 15 below), plus (b) the aggregate undrawn amounts of all outstanding letters of credit, plus (c) the aggregate principal amount of Inventory Advances then outstanding under the Factoring Agreement - Inventory Supplement, between Factor and Client of even date herewith, at any time to exceed $25,000,000 (the "Facility Limit"). Factor has the right, at any time and from time to time, to adjust the Advance Rate or to hold any reserves it deems necessary as security for the payment and performance of the Obligations (as defined below). All advances and other Obligations, including, without limitation, Ledger Debt (as defined below) and any debit balance in the Reserve Account, are repayable by Client on demand and may be charged to the Reserve Account when due. For purposes of this Agreement, "Ledger Debt" means any amount owing by Client to Factor or any of its divisions for merchandise or services purchased from any other concern factored or financed by Factor.

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

         7. Warranties and Representations. Client warrants and represents that
(a) Client is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and agrees that it shall not change such state of incorporation without giving Factor sixty (60) days prior written notice of such change, (b) Client is duly qualified to do business and in good standing in each other jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Client's business or assets, (c) Client operates its business in material compliance with all applicable local, state and federal laws, including without limitation the Fair Labor Standards Act and all applicable tax withholding laws and regulations, and (d) each Account
Receivable: (i) is genuine and valid and represents a completed delivery or performance in fulfillment in every respect of the terms, conditions and specifications of a bona fide, uncancelled and unexpired sale or service in the ordinary course of business to a customer which is not affiliated with Client in full compliance with the specifications of such customer; (ii) is enforceable for the full amount thereof and shall at the time submitted to Factor be subject to no dispute or claim by the customer in whole or in part as to price, terms, quality, quantity, delay in shipment, offsets, counterclaims, contra accounts or any other defense of any other kind and character (sometimes referred to herein, individually or collectively, as a "Dispute"), real or claimed which are not shown on the face of the invoice thereof; (iii) is free of all security interests, liens and encumbrances except for the lien granted to Factor under this Agreement; (iv) does not represent a delivery of merchandise upon "consignment," "guaranteed sale," "sale or return," "payment on reorder" or similar terms; (v) is payable in United States Dollars and has been invoiced to the customer by an invoice that bears notice of the sale and assignment to Factor in compliance with the terms of this Agreement; and (vi) does not represent a "pack, bill and hold" transaction unless Client has complied with Factor's requirements in respect thereof. Client further represents and warrants that it shall be the absolute owner of all merchandise and other property involved at the time of delivery or performance.

         8. Collateral. Client and Factor intend for each sale of an Account Receivable to Factor pursuant to this Agreement to be a true sale of such Account Receivable and not as a loan from Factor to Client. In the event, however, that the sale of the Accounts Receivable contemplated herein is for any reason not deemed to be a true sale thereof despite the intentions of Client and Factor, and, as security for all obligations, liabilities and indebtedness of Client to Factor, now existing or hereafter incurred, direct or indirect, absolute or contingent, whether created under this Agreement, any supplement hereto or any other agreement between Client and Factor or otherwise (all of the foregoing being herein called the "Obligations"), Client grants Factor a security interest in all of Client's present and future: (a) accounts (including without limitation the Accounts Receivable); (b) Related Security (as defined below) with respect to each Account Receivable; (c) all sums standing to the credit of Client with Factor; (d) any property of Client in Factor's possession;
(e) all proceeds of the foregoing; and (f) any other property of Client in which Factor shall be granted a lien or security interest pursuant to any supplement or amendment to this Agreement or any other agreement now existing or hereafter executed by Client with or in favor of Factor (collectively, the "Collateral"). The terms "accounts", "instruments", "documents", "chattel paper", "deposit accounts" and "general intangibles", as used herein, shall have the respective meanings ascribed to such terms in the Uniform Commercial Code as in effect in the state whose laws govern the interpretation and enforcement of this Agreement as set forth in Section 29 hereof, as it may be amended or otherwise modified from time to time (the "UCC"). Recourse to security shall not at any time be required and Client shall at all times remain liable for the repayment upon demand of all Obligations. During the term of this Agreement, Client shall not sell or assign, negotiate, pledge or grant any security interest in any of the Collateral or any of its inventory and proceeds thereof to anyone other than Factor, without Factor's prior written consent, except for sales of inventory in the ordinary course of business. "Related Security" shall mean, with respect to any Account Receivable, the following: (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Account Receivable, whether pursuant to the contract related to such Account Receivable or otherwise, including all rights of stoppage in transit, replevin, reclamation, supporting obligations and letter of credit rights (as such terms are defined in the UCC), and all claims of lien filed or held by Client on personal property; (ii) all rights to any goods whose sale gave rise to such Account Receivable, including returned or repossessed goods; (iii) all instruments, documents, chattel paper and general intangibles (each as defined in the UCC) arising from, related to or evidencing such Account Receivable;
(iii) all UCC financing statements covering any collateral securing payment of such Account Receivable; (iv) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account Receivable whether pursuant to the contract related to such Account Receivable or otherwise; (v) all records of any nature evidencing or related to the Accounts Receivable, including contracts, invoices, charges slips, credit memoranda, notes and other instruments and other documents, books, records and other information (including, without limitation, computer data); and (vi) all proceeds and amounts received or receivable arising from any of the foregoing.

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

         9. Invoicing. All invoices for merchandise sold or services rendered shall be prepared by Client and, regardless of whether they are transmitted to customers via hard copy or electronically, shall bear a notice that they have been assigned to, are owned by and are payable directly and only to Factor. Client shall furnish Factor with copies of all invoices within twenty-one (21) days from the earlier of the invoice date or shipping date, accompanied by duly executed confirmatory assignment schedules, original shipping or delivery receipts, and such other information or documents as Factor in its discretion may request from time to time. If Client fails to provide Factor with copies of such invoices (or the equivalent) or such proof of shipment or delivery when requested by Factor for any Factor Risk Account Receivable, such Factor Risk Account Receivable shall automatically convert to a Client Risk Account Receivable and immediately upon such conversion, regardless of any prior credit approval, Factor shall have no credit risk with respect to such Account Receivable. Each invoice shall bear the terms of sale and no change from the original terms of sale shall be made without Factor's prior written consent.

         10. Payment of Accounts Receivable. Factor shall credit to Client all payments by customers of Accounts Receivable and other payments on behalf of Client promptly after crediting such payment to the customer's account. No check, draft or other instrument received by Factor shall constitute final payment unless and until such check, draft or other instrument shall have been actually collected by Factor in immediately available funds. Client shall pay to Factor a Fifteen Dollar ($15) fee for each check received by Factor as payment (in whole or in part) against Client Risk Accounts Receivable that is returned because of insufficient funds. The amount of the Purchase Price of any Factor Risk Account Receivable which remains unpaid shall be credited to Client as of the earlier of the following dates: (a) the longest maturity date of such Factor Risk Account Receivable if any proceeding or petition is instituted or filed by or against the customer for relief under any federal or state bankruptcy or insolvency law, code or act, or if a receiver or trustee is appointed for the customer (each an "Insolvency Event"); or (b) as of the nintieth (90th) day following its longest maturity date if such Factor Risk Account Receivable remains unpaid as of such date without the occurrence of an Insolvency Event; provided, however, that Factor shall not credit the Purchase Price of any unpaid Factor Risk Accounts if (i) Client has breached any of its representations and warranties with respect to such unpaid Factor Risk Accounts Receivable as set forth in Section 7(d), or (ii) Factor determines that any Factor Risk Account Receivable remains unpaid for any reason other than the customer's financial inability to pay. In either case, such Account Receivable shall be converted to a Client Risk Account Receivable.

         11. Remittances. Without limiting Client's obligations under Section 9 to provide customers with notice of assignment, Client shall hold in trust for Factor all remittances received by Client with respect to all of its Accounts Receivable, and Client shall immediately deliver to Factor the identical checks, drafts, monies or other forms of payment received. Factor may endorse Client's name on any check, draft or other form of remittance received, where such endorsement is required to effect collection and Client hereby grants Factor an irrevocable power of attorney to do so.

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

         12. Customer Disputes and Claims. Client agrees to notify Factor immediately of all returns and allowances and of all Disputes made by customers and to adjust all Disputes at its own expense, issuing credit memoranda promptly. Factor's practice is to allow thirty (30) days for the settlement of Disputes on a Factor Risk Account Receivable (with the exception of sixty (60) days for proof of delivery Disputes) between Client and Client's customers prior to a charge back to the Reserve Account of the full uncollected amount of the Account Receivable Amount, provided, however, that Factor shall retain the right at any time: (i) to institute a reserve under the facility in an amount equal to the full uncollected Account Receivable Amount involved; and (ii) to adjust any Disputes on a Factor Risk Account Receivable directly with the customer. Factor may at any time charge the Reserve Account the full uncollected amount of: (a) any customer deduction or offset; (b) any Factor Risk Account Receivable which is not paid in full when due for any reason (real or alleged) other than the customer's financial inability to pay; (c) any Account Receivable with respect to which Client breaches any of the warranties or representations set forth in this Agreement; (d) any anticipated deduction by a customer on any Account Receivable; (e) any Client Risk Account Receivable which is not paid in full when due for any reason; and (f) payments received by Factor on Client Risk Accounts Receivable which Factor is required at any time or for any reason to turnover or return (including, without limitation, payments made by Factor in connection with preference claims asserted in a bankruptcy or other insolvency proceeding). Any such charge back shall not be deemed to constitute a reassignment of the Account Receivable, and Factor shall retain a security interest therein as security for all Obligations. In the event that Factor is required to make any payment of the type described in clause (f) above after the termination of this Agreement, Client shall, on demand, reimburse Factor the full amount of any such payment. Such reimbursement obligation shall survive the termination of this Agreement.

         13. Collection of Accounts; Returned Goods. As owner of the Accounts Receivable, Factor shall have the right to (a) bring suit, or otherwise enforce collection, of the Account Receivable in the name of Client or Factor, (b) modify the terms of payment, settle, compromise or release, in whole or in part, any amounts owing, on terms Factor may deem advisable, and (c) issue credits in the name of Client or Factor. Should any goods be returned or rejected by Client's customers or otherwise recovered by Client, Client shall segregate and hold such goods in trust for Factor, but at Client's sole risk and expense. Client shall also promptly notify Factor and, at Factor's request, will deliver such goods to Factor, pay Factor the invoice price thereof, or sell such goods at Client's expense for the purpose of paying any outstanding Obligations. Any payments made to either Client or Factor from, or credits issued to, a customer shall be applied first to the Factor Risk Accounts Receivable owing by such customer, irrespective of instructions of the customer or the invoice dates of such Factor Risk Accounts Receivable or the manner in which payment is made, and Factor shall have recourse to Client to the extent any such payment is made directly to Client.

         14. Commissions. (a) Client shall pay Factor a commission equal to (0.40%) of the gross amount of Accounts Receivable, but in no event less than
(i) $1 for each invoice transmitted electronically via GECCS.com, and (ii) $5 for each invoice submitted manually via other means (e.g., telephone or fax); provided, however, that an additional surcharge shall be charged on the gross amount of Accounts Receivable due from each customer identified on Schedule A attached to this Agreement. All commissions payable hereunder on Accounts Receivable are due and charged to the Reserve Account upon Factor's purchase of such Accounts Receivable. The foregoing commission is based upon (i) Client's maximum selling terms of no longer than sixty (60) days and (ii) Client's agreement to, beginning no later than the ninetieth (90th) day after the Effective Date of this Agreement, transmit electronically all Accounts Receivable and conduct all inquiries concerning, and retrieval of, customer credit information and approvals (collectively, "Transaction Data") via GECCS.com. Accordingly, (1) on sales for which extended or additional terms are granted, the commission shall be increased by twenty five basis points (0.25%) for each thirty (30) days, or portion thereof, by which Client's selling terms are extended and (2) if after the expiration of such ninety (90) day period the Client continues to transmit any Transaction Data by other than the electronic means described above, then the otherwise applicable commission rate shall be increased by five basis points (0.05%).

         (b) The minimum commissions (hereafter "Minimum Commissions") payable by Client under this Agreement for the period from the date hereof through the first Anniversary Date, and thereafter for the period from each Anniversary Date to the next Anniversary Date, shall be Two Hundred and Fifty Thousand Dollars ($250,000). Such Minimum Commissions shall accrue monthly and be reconciled quarterly. To the extent of any deficiency at the end of any quarter (after giving effect to commissions previously paid for such period), the difference between the accrued minimum (i.e., $62,500 at the end of the first quarter, $125,000 at the end of the second quarter, $187,500 at the end of the third quarter and $250,000 at year end, each a "Quarterly Commission Benchmark") and the amount already paid for such year shall be due and payable and chargeable to the Reserve Account as of the end of such quarter. If, as of any Anniversary Date, Client has paid commissions in excess of the Minimum Commissions for the year then ended (collectively, "Excess Commissions"), and provided that Client is not in default of this Agreement, Factor shall credit to the Reserve Account


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any amounts (up to a maximum amount equal to the Excess Commissions) which had been previously charged to the Reserve Account to meet any Quarterly Commission Benchmarks during such prior year. If this Agreement is terminated for any reason at any time prior to the 2nd Anniversary Date of the Effective Date, or prior to any Anniversary Date occurring thereafter, as applicable, all annual Minimum Commissions through such 2nd Anniversary Date or any Anniversary Date occurring thereafter, as applicable, shall, nothwithstanding anything to the contrary contained in the foregoing, be fully earned, due and payable as of such termination date. (An "Anniversary Date" means the date one year from the Effective Date of this Agreement and the same day in each year thereafter.)

         15. Interest. Client shall pay interest upon the average daily Funds Employed at the close of business each day at a per annum rate equal to (a) two and one-half percent (2.50%) over the Index Rate or (b) three percent (3%), whichever is greater (the "Governing Rate"); provided, however, that if an Event of Default (defined below) has occurred and is continuing, such Governing Rate shall be increased by three percent (3%) until such Event of Default is cured or waived by Factor. "Funds Employed" shall mean at any time the amount by which the balance of the Unpaid Receivables Account exceeds the balance of the Reserve Account. If the Reserve Account should show a debit balance, such debit balance shall be added to the balance of the Unpaid Receivables Account in determining Funds Employed. The "Index Rate" shall mean the latest rate for 30-day dealer placed commercial paper (which for purposes hereof shall mean high grade unsecured notes sold through dealers by major corporations in multiples of $1,000), which normally is published in the "Money Rates" section of The Wall Street Journal (or if such rate ceases to be published, as quoted from such other generally available and recognizable source as Factor may select). The Index Rate shall be determined (i) on the first business day immediately prior to the Effective Date (defined in Section 18 below) and (ii) thereafter, on the last business day of each calendar month for calculation of interest for the following month. Interest shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty (360) days) and shall be charged to the Reserve Account as of the last day of each month. For the purpose of computing interest payable by Client under this Agreement and any supplement hereto, all customer checks and other payments received by Factor shall be deemed applied to the Obligations two (2) calendar days after being credited to Client consistent with the provisions of Section 10 of this Agreement.

         16. Financial Statements and Information; Inspections. Client shall furnish Factor with: (a) monthly company prepared, interim financial statements, no later than 20 days following the conclusion of each calendar month; (b) for each fiscal quarter of Client, quarterly reviewed financial statements prepared by an independent accountant acceptable to Factor, no later than 60 days following the conclusion of each fiscal quarter of Client; (c) for each fiscal year of Client, annual audited financial statements prepared by an independent accountant acceptable to Factor, no later than 90 days following the conclusion of each fiscal year of Client; and (d) projections, in form acceptable to Factor which projections will include, without limitation, an income statement, balance sheet and cash flow statement, with such projections to be provided upon request and, in any event, to be provided no later than 30 days prior to July 31st and January 31st of each year. For purposes of the prior sentence, the accounting firm of BDO Seidman shall be deemed acceptable to Factor. Client shall also furnish to Factor on a timely basis any other financial information upon Factor's request. At any time during the existence of an Event of Default or upon 24 hours prior notice in the absence of an Event of Default, Client shall permit any representative of Factor to visit and inspect any of the properties of Client, to examine all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of Client with its officers, employees, independent public accountants, creditors and depository institutions.


         17. Financial Condition. Client warrants that that there has been no material adverse change in Client's financial condition as reflected in the financial statements delivered to Factor since the date thereof nor do such statements fail to disclose any fact or facts which might materially adversely affect Client's financial condition; and there is no litigation pending or threatened, which taken in the aggregate if adversely determined, can reasonably be expected to have a material adverse affect on Client's financial condition.

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         18. Term of Agreement; Termination. This Agreement shall take effect on the date of acceptance by Factor (the "Effective Date") and shall remain in full force and effect until the 2nd Anniversary Date unless terminated earlier by Factor (a) upon sixty (60) days written notice, or (b) without notice upon the occurrence of an Event of Default (defined below). This Agreement shall be automatically renewed on each Anniversary Date occurring thereafter for an additional one year term unless Client or Factor provides the other written notice of non-renewal of this Agreement no later than thirty (30) days prior to the applicable Anniversary Date. In the event that this Agreement is terminated by Client for any reason or by Factor based on the occurrence of an Event of Default (and the expiration of any applicable cure period set forth herein) prior to the 2nd Anniversary Date, or prior to any Anniversary Date occurring thereafter, as applicable, Client shall immediately pay Factor: (a) the unpaid portion of the Minimum Commissions which would have been payable to Factor pursuant to Section 14(b) of this Agreement through the 2nd Anniverary Date, or through any Anniversary Date occurring thereafter, as applicable; and (b) an early termination fee to compensate Factor for its lost profits in an amount equal to: (i) Three Hundred and Fifty Thousand Dollars ($350,000), if such termination occurs after the Effective Date and on or prior to the 1st Anniversary Date of the Effective Date; (ii) Seventy-Five Thousand Dollars ($75,000), if such termination occurs after the 1st Anniversary Date of the Effective Date and on or prior to the 2nd Anniversary Date of the Effective
Date; or (v) Seventy-Five Thousand Dollars ($75,000) if such termination occurs at any time thereafter including during a renewal of the term of the Agreement. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Factor's lost profits as a result thereof, Client agrees that such fee is reasonable and that it will pay same.

         19. Events of Default; Remedies. Factor may terminate this Agreement without notice if any of the following events (each, an "Event of Default") shall occur: (a) Client shall default in the payment of any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); (b) any representation or warranty made by Client to Factor shall prove incorrect or misleading in any material respect when made or furnished; (c) (i) Client shall breach any covenant or agreement contained in Sections 1-2, 6-9, 11-12 or 27 of this Agreement or Sections 5 or 11 of the Factoring Agreement - Inventory Supplement of even date, or (ii) Client shall breach any covenant or agreement contained in the Agreement (other than those set forth in the Sections referred to in clause (i) immediately above) or any supplement hereto or any other agreement between Client and Factor, and such covenant or agreement is not remediable or, if remediable, continues unremedied for a period of ten (10) days after the earlier to occur of (x) the date on which such breach is known or reasonably should have become known to any officer of Client and (y) the date on which Factor shall have notified Client of such breach; (d) Client or any guarantor of the Obligations shall file or have filed against it a petition, answer or consent seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law (except that with respect to any of such actions filed against Client or any guarantor, Client shall have up through the earlier to occur of (i) sixty (60) days following such filing or (ii) the entry of an order granting the relief sought in such action, to cause such action to be dismissed), or a receiver, liquidator, assignee, trustee or similar official shall be appointed for Client or any guarantor of the Obligations or any substantial part of its or his property; (e) Client fails, closes, suspends, or goes out of business; or (f) there is a change (by death or otherwise) in Client's principal stockholders or owners. At any time after the occurrence of an Event of Default that is not waived by Factor, Factor shall have, in addition to all of the rights and remedies of a secured party under Article 9 of the UCC and other applicable law, the right to remove from any of Client's premises any and all books and records that may pertain to the Accounts Receivable or any other collateral hereunder, and the right to receive, open and dispose of all mail addressed to Client and notify postal authorities to change the address for delivery of Client's mail to such address as Factor may designate, provided, that Factor, upon Client's request, agrees to provide copies of any of the foregoing to Client at Client's expense. Client hereby appoints Factor or such persons as Factor designates as Client's attorney-in-fact to do all acts and things necessary, in Factor's determination after an Event of Default that is not waived by Factor, to fulfill Client's obligations under this Agreement.

         20. Effect of Termination. Upon the effective date of termination, all Obligations shall become immediately due and payable without further notice or demand irrespective of any maturity dates established prior thereto. However, no such termination shall release or abrogate any security interest held by Factor in any collateral of Client until all Obligations are paid in full. In the event that Factor shall cease to act as factor for Client, Factor may hold any balance remaining to Client's credit in the Reserve Account as security for the Obligations until Client has furnished Factor with an indemnity satisfactory to cover all Obligations. Factor shall allow Client to continue to electronically access account data for a period of ninety (90) days after termination. If Client requires extended access beyond such ninety (90) day period, Client shall pay an access fee of $350 per month, payable on the first day of each month.

         21. Collection Costs. Client shall pay or reimburse Factor on demand for all reasonable costs and expenses, including the reasonable fees and expenses of all legal counsel (including allocated costs of staff counsel) and auditors (whether employed directly or retained by Factor), incurred by Factor to obtain or enforce payment of any Obligations or in the prosecution or defense of any action or proceeding concerning any matter arising out of or related to this Agreement or the factoring of the Accounts Receivable by Factor (other than Factor Risk Accounts Receivable that remain unpaid due to the customer's financial inability to pay).

         22. Lien Perfection. Client irrevocably authorizes Factor at any time and from time to time to file in any jurisdiction all financing statements and amendments thereto provided for by the UCC. Client grants Factor an irrevocable power of attorney to execute and deliver such other documents or instruments which may be required by law or which Factor may request to perfect its first priority security interest hereunder. Client shall cooperate with Factor in the filing, recording or renewal thereof (and shall if requested execute such documents as may be necessary in such regard), and to pay all out-of-pocket search, filing and recording fees and expenses related thereto, and, to the extent required or permitted by applicable law, Client authorizes Factor to sign Client's name thereon. Client shall execute, acknowledge and/or deliver such other instruments or assurances as Factor may reasonably request to effectuate the purposes of this Agreement. Client also ratifies any previous authorization for Factor to have filed in any jurisdiction any such financial statements or amendments thereto if filed before the date of this Agreement. Client covenants and agrees with Factor that: (a) without giving Factor at least thirty (30) days prior written notice, Client shall not change its name, its principal place of business or, if more than one, its chief executive office, or its mailing address or organizational identification number if it has one, (b) if Client does not have an organizational identification number and later obtains one, Client shall forthwith notify Factor of such organizational identification number, and (c) Client shall not change its state of incorporation or organization or its type of organization, jurisdiction of organization or other legal structure.


         23. Notices. Any notices, demands, consents, or other writings or communications permitted or required by this Agreement shall be given by facsimile transmitter, overnight air courier or certified mail, return receipt requested, addressed to the party to be notified as follows:



                  (a)      If to Factor:    GE Capital Commercial Services, Inc.
                                            505 N. Brand Boulevard, Suite 700
                                            Glendale, California 91203
                                            Facsimile No. 818-409-1606
                                            Attn:  Region Portfolio Manager

                  (b)      If to Client:    Unzipped Apparel LLC
                                            5804 E. Slauson Avenue
                                            Commerce, California 90040
                                            Facsimile No. 323-728-1641
                                            Attn:    Hubert Guez


or to such other address as each party may designate for itself by notice given in accordance with this Section 23. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.


         24. Confidentiality. Except as otherwise required by law, Client shall treat as confidential both the form and substance of all information received from Factor with respect to Client's Reserve Account, all credit approval processes, accounting procedures and invoice processing procedures, together with all reports, statements, fee schedules or notices related to any of the foregoing, whether provided to in writing or through GECCS.com. No such information may be disclosed by the Client publicly or privately except to those individuals who are Client's officers, employees or advisors who have a need to know as a result of being involved in Client's factoring facility and then only on the condition that such matters may not be further disclosed. No one shall, except as required by law, use the name of, or refer to, GE Capital Commercial Services, Inc., or any of its affiliates in any correspondence, press releases, discussions, advertisement or disclosure made in connection with this Agreement and the transactions hereunder without the prior consent of Factor. Client's access to and use of GECCS.com shall be subject to the terms of use published on such website, and Client agrees in advance to be bound by such terms of use and any additional terms and conditions that GECCS in its sole discretion may deem to be appropriate in connection with the ongoing use of the GECCS.com service.

         25. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FACTOR AND CLIENT HEREBY WAIVE, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY SUPPLEMENT HERETO OR ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY CLAIM, DEFENSE, RIGHT OF SETOFF OR OTHER ACTION PERTAINING HERETO, OR TO ANY OF THE FOREGOING.

         26. Documentation; Payment of Fees. (a) Client agrees to pay Factor all reasonable fees and expenses of its outside counsel incurred as a result of the preparation, negotiation, execution, delivery, performance and enforcement of this Agreement and any ancillary documents that comprise Client's initial document package (collectively, the "Factoring Documents"). Should Client request or seek any amendment, waiver, consent or other modification of this Agreement or any other Factoring Document, Client shall pay to Factor a documentation fee for the preparation of each and any such amendment, waiver, consent or modification. The amount of such fee shall be determined by Factor in relation to the scope of the amendment, waiver, consent or modification requested. If Factor, in its sole discretion, determines that the assistance of outside counsel is required with respect to any of the foregoing, Client shall, in lieu of the documentation fee otherwise payable to Factor, reimburse Factor for all reasonable fees and expenses of such outside counsel.

         (b) The initial integration and documentation fees for this Agreement shall be due and payable on the Effective Date. All other fees, including any special fees set forth on Schedule A attached hereto or any fees for additional services requested by Client as set forth on Factor's Service Fee Schedule, shall, unless otherwise indicated, be due and payable on demand. Client authorizes Factor to collect any such fees on their respective due dates by charging Client's Reserve Account.

         27. Special Covenants. For so long as any of the Obligations are outstanding, Client covenants that, unless otherwise consented to by Factor in writing, it shall comply with the covenants set forth in Schedule B attached hereto.

     Conditions Precedent and Subsequent. This Agreement is subject to the conditions precedent and subsequent set forth in Schedule C attached hereto.
----------

         29. Electronic Data Transmission. Factor may authorize Client to send to Factor or receive from Factor assignments, invoices, credit memoranda, credit approval requests, credit approvals, and other reports to be delivered to or transmitted by Factor under this Agreement by electronic means (each, an "Electronic Transmission"). Any documents authorized by Factor to be sent by Electronic Transmission shall be deemed (a) to have been transmitted by a person duly authorized to do so, and (b) to have been received by the person for whom such documents were intended on the actual date of receipt of such documents, unless such day is not a business day, in which event such documents shall be deemed to have been received on the first business day following actual receipt. Each party may rely upon, and assume the authenticity of, any signatures contained in any documents Factor authorizes to be transmitted by Electronic Transmission, and such signatures shall have the same effect and weight as original signatures and shall be sufficient to satisfy the requirements of the UCC or any applicable statute, rule of law, or rule of evidence. Electronic Transmissions which are not readily capable of bearing either a signature or a reproduction of a signature (e.g., e-mail transmissions) shall be deemed signed, for purposes of the UCC and all other rules of law and evidence, if they contain the name or an abbreviation of the name of the party sending the Electronic Transmission, it being agreed that such name or abbreviation serves as a symbol adopted by the sender with the intent to authenticate such writing. On the request of either party, the other party shall immediately confirm the receipt of any documents transmitted by Electronic Transmission. The sender of any documents transmitted by Electronic Transmission shall maintain backup paper documents for such documents until at least the third anniversary of the date of the termination of this Agreement and shall, on request of the receiving party, furnish such backup paper documents within two business days of the receipt of a request therefor; provided, however, that the absence of any such backup documentation with respect to the assignment of Accounts Receivable by Client shall not affect the validity of any assignment of Accounts Receivable transmitted to Factor, whether by Electronic Transmission or otherwise. Each party may rely upon documents authorized by Factor to be sent by Electronic Transmission to the same extent as if original documents had been personally delivered.

         30. Miscellaneous. This Agreement, together with any supplement hereto, contains the entire agreement between the parties, and cannot be modified or amended orally. This Agreement is intended solely for the benefit of Factor and Client, and no other person or party (including any guarantor) is intended to be benefited hereby in any way. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Failure of Factor to exercise any rights granted to it hereunder upon any breach or default by Client shall not be deemed a waiver thereof in the event of further breaches or defaults. The remedies of Factor hereunder shall be deemed to be cumulative and not exclusive. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement is made and accepted and shall be construed, interpreted and enforced in accordance with the laws of the State of California, without regard to conflict of laws principles, and Client irrevocably consents and submits to the jurisdiction of state courts of, and federal courts in, the State of California for the purpose of any suit, action or proceeding relating hereto.

         Intending to be legally bound, the parties hereto have duly executed this Agreement on the day and year first above written.


                                            UNZIPPED APPAREL LLC




                                            By: /s/Hubert Guez

                                            Title: CEO



Accepted in Los Angeles
            -----------

GE CAPITAL COMMERCIAL SERVICES, INC.


By: /s/ Michael Gardner
Title: Sr. Vice President

Date: 2/13/03

                                   SCHEDULE A
                                       TO
                               FACTORING AGREEMENT

                        Surcharge Customers; Special Fees


I.  Surcharge Customers


     Customer*                                       Surcharge**
     --------                                        ---------

     Value City                                      Net 30 terms - 1.00%
                                                     Net 60 terms - 1.50%


*Factor reserves the right in its discretion to add or delete surcharge customers from time to time, with such additions and deletions to be reflected on Factor's website, GECCS.com. **Such surcharge is in addition to the commission rate otherwise payable under the terms of Section 14


II.  Schedule of Special Fees

In addition to any other fees set forth in the Agreement, Client shall pay to
Factor:

         In consideration of Factor's entering into this Agreement, Client shall pay Factor a yearly facility fee (the "Facility Fee") in an amount equal to four-tenths of one percent (0.40%) of the Facility Limit, for each yearly period commencing from the Effective Date of this Agreement through the 2nd Anniversary Date thereof, with all such amounts being fully earned and payable in advance of each year. In the event the term of this Agreement is thereafter extended beyond the 2nd Anniverarsy Date, on one or more occasions, Client shall pay Factor a Facility Fee for each yearly period of any extension in an amount equal to four-tenths of one percent (0.40%) of the Facility Limit (in effect at the time of the extension), with all such amounts being fully earned and payable in advance of each year. 1.

                                   SCHEDULE B
                                       TO
                               FACTORING AGREEMENT

                                Special Covenants

1. Minimum Tangible Net Worth. On the Effective Date and at all times thereafter, Client shall have a Tangible Net Worth of not less than Seven Million Dollars ($7,000,000), with such amount to increase to the following amounts for the following time periods:

         Applicable Time Period            Applicable Minimum Tangible Net Worth

         April 30, 2003 through but not                       $7,375,000
          including July 31, 2003

         July 31, 2002 through but not                        $7,750,000
          including October 31, 2003

         October 31, 2003 through but not                     $8,125,000
          including January  31, 2003

         January 31, 2003 through but not                     $8,500,000
          including April 30, 2003

         April 30, 2004 and thereafter     To be determined in Factor's sole and
                                           absolute  discretion  upon receipt of
                                           Client's projections and other
                                           financial  information covering  the
                                           time periods commencing April 30,2004
                                           and thereafter.

2. Fixed Charge Coverage Ratio. Client shall maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 based on a rolling twelve (12) month period, measured each fiscal quarter of Client commencing with the first such fiscal quarter occurring after the Effective Date.

3. Affiliate Debt. On the Effective Date and at all times thereafter, Client shall have no indebtedness owing from any Affiliate.

4. Excess Availability. Client shall have Excess Availability of $500,000 as of the Effective Date and at all times thereafter until such time that Client delivers to Factor its fiscal year ending January 31, 2003 financial statements and Factor has had the opportunity to confirm the accuracy of Client's perpetual inventory costing. Thereafter, Factor will reevaluate and establish, in its discretion, a new ongoing Excess Availability requirement.

5. Inventory Segregation. All inventory of Client maintained with Azteca Production Int'l ("Azteca") will be clearly identified and segregated from inventory belonging to third parties.

For purposes of the covenants of this Schedule B, the following terms shall have the meanings set forth below:

         "Affiliate" - shall mean any other person: (i) which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Client; (ii) which beneficially owns or holds 5% or more of any class of the stock or other ownership interest of Client; or (iii) in which Client beneficially owns or holds 5% or more of the stock (or in the case of a person which is not a corporation, 5% or more of the equity interest).

         "EBITDA" shall mean, for any period, the net income (loss) of Client for such period, plus interest expense, income tax expense, amortization expense, depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Client for such period determined in accordance with GAAP.

         "Excess Availability" means, as of any date of determination, Client's unrestricted cash and cash equivalents, plus unused advance availability pursuant to the Agreement, less accounts payable that are 60 days or more past due, less checks made by Client, but not yet issued to the payees on such checks (held checks), less book overdrafts.

         "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of the following for Client determined in accordance with GAAP: (a) EBITDA for such period less (i) capital expenditures for such period which are not financed through the incurrence of any indebtedness (excluding advances under the Agreement), less (ii) taxes to the extent accrued or otherwise payable with respect to such period, less (iii) dividends paid to (b) the sum of (i) interest expense paid or accrued in respect of any indebtedness during such period, plus (ii) regularly scheduled payments of principal paid or that were required to be paid during such period on (A) the current portion of Client's long term indebtedness and (B) the portion of Client's indebtedness which matures less than one year from the date of creation thereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

         "Tangible Net Worth" shall mean, as of any date, the total assets of Client (excluding intangible assets) minus the total liabilities of Client (excluding liabilities subordinated to Factor on terms and conditions satisfactory to Factor), calculated in conformity with GAAP.

                                   SCHEDULE C
                                       TO
                               FACTORING AGREEMENT

                       Conditions Precedent and Subsequent


         Conditions Precedent. As conditions precedent to any advances by Factor under this Agreement or any supplements or riders hereto, Client shall execute and deliver, or cause to be executed and delivered, to Factor, in form and substance satisfactory to Factor and its counsel, the following:

         1. Financing statements (form UCC-1) and fixture filings in form satisfactory for filing and recording with the appropriate governmental authorities.

         2. Certified extracts from the minutes of the meetings of Client's members and managers authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific member and managers to execute and deliver the agreements provided for herein.

         3. A certified copy of Client's Articles of Organization and any amendments thereto, and a copy of Client's operating agreement, together with a certificate of good standing showing that Client is in good standing under the laws of the State of its organization and certificates indicating that Client has qualified to transact business and is in good standing in any other state in which the conduct of its business or its ownership of property requires that it be so qualified.

         4. UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Factor may require and in such form as Factor may require, in order to reflect, perfect or protect the priority of Factor's security interests in the collateral granted to Factor under this Agreement, any supplements or riders to this Agreement or in any other agreements between Factor and Client.

         5. Evidence satisfactory to Factor that Client has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to Factor, respecting the inventory of Client and any other tangible personal property comprising the Collateral and naming Factor as a loss payee on a lender's loss payee endorsement acceptable to Factor in its sole discretion.

         6. Separate subordination agreements, in a form acceptable to Factor in its sole discretion, duly executed and delivered by affiliates of Client, respectively, or, alternatively, satisfactory evidence of the conversion of Client indebtedness to equity, to the extent needed so that Client can comply with the Tangible Net Worth covenant requirement set forth in Schedule B to the Agreement. Payments on any such subordinated amounts owing by Client to its affiliates will be allowed pursuant to the terms and conditions set forth in each respective subordination agreement.

         7. Evidence satisfactory to Factor, in its sole discretion, that Client has recorded fictitious business name statements in the appropriate governmental offices regarding all of the trade names used by Client in its business.

         8. A separate waiver and consent by real property owner, containing terms and conditions acceptable to Factor in its sole discretion, for each facility where inventory of Client is located, executed by the owner of such facility and notarized for recording in the real estate records of the county where such facility is located.

         9. A separate waiver by warehouseman, containing terms and conditions acceptable to Factor in its sole discretion, for each location where inventory of Client is warehoused, executed by the owner of such warehouse.

         10. A letter of indemnity from CIT, containing terms and conditions acceptable to Factor in its sole discretion.

         11. Review of all license agreements and management contracts of Client, with the results of such review to be acceptable to Factor and its counsel.

         12. As deemed necessary by Factor and its counsel, separate Collateral Assignment of Rights Agreements from Client, containing terms and conditions acceptable to Factor in its sole discretion, with respect to license agreements to which Client is a party, and containing the consent of the licensor. Alternatively, as deemed necessary by Factor and its counsel, separate license use agreements containing terms and conditions acceptable to Factor in its sole discretion, with respect to license agreements to which Client is a party, wherein the licensor agrees to a limited use of the license by Factor. Through such agreements Factor shall obtain the right to utilize off price retailers at our discretion.

         13. Review of IP Holdings LLC's license agreement with Michael Caruso, with the results of such review to be acceptable to Factor and its counsel.

         14. Review of the IP Holdings LLC's "Bond" in favor of its bondholders, with the results of such review to be acceptable to Factor and its counsel.

         15. Receipt of additional information concerning Apparel Distribution Services, with the form and substance of such additional information to be acceptable to Factor.

         16. Review of JC Penney's purchase order including, without limitation, its cancellation provisions, with the results of such review to be acceptable to Factor and its counsel.

17. Receipt by Factor of a satisfactory bank reference for Azteca Production Int'l.

         18. Receipt of a payoff letter from Congress Financial Corporation ("Congress"), in form and substance acceptable to Factor, which provides, among other things, that Factor is authorized to terminate all liens held by Congress against Client's assets upon satisfaction of Client's obligations to Congress.

         19. Satisfactory review of Client's and its affilliates' corporate structure, with the results of such review to be acceptable to Factor and its counsel.

         Conditions Subsequent. As conditions subsequent to the initial closing hereunder, Client shall perform or cause to be performed the following (the failure by Client to so perform or cause to be performed shall constitute an event of default under this Agreement):

         1. Within 15 days following the Effective Date, a separate notification and acknowledgment of security interest by customs broker, containing terms and conditions acceptable to Factor in its sole discretion, for each customs broker in possession of goods owned by Client, if any, with such customs broker agreement to provide, among other things, for L/C Inventory to be consigned to Client until such time that Factor notifies the custom broker that L/C Inventory may only be consigned to Factor. Client acknowledges that until such time that such a customs broker agreement is provided to Factor, Client shall not have the ability to have Letters of Credit issued through Factor nor will Client have the ability to obtain "Inventory Advances" pursuant to the Factoring Agreement, Inventory Supplement, dated of even date.